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                                                                      EXHIBIT 21

                   SUBSIDIARIES OF CH2M HILL COMPANIES, LTD.


1.   CH2M Hill Industrial Design Corporation, an Oregon corporation

2.   Operations Management International, Inc., a California corporation

3.   CH2M Hill, Inc., a Florida corporation

4.   Kaiser-Hill Company, LLC, a Colorado limited liability company

5.   CH2M Hill Corp., an Oregon corporation

6.   CH2M HILL Holding, Inc., a Delaware corporation